Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-128719, 333-128717, 333-128713 and 333-128712) on Forms S-8 of Greer Bancshares Incorporated and Subsidiary of our report dated March 31, 2009, with respect to the consolidated financial statements of Greer Bancshares Incorporated and Subsidiary as of December 31, 2008 and 2007 and for each year in the three-year period ended December 31, 2008, which report appears in Greer Bancshares Incorporated’s 2008 Annual Report on Form 10-K.

Charlotte, North Carolina

March 31, 2009